Exhibit 10.1

FARM LEASE

By this agreement made effective April 16, 2008, between MinnErgy, LLC, a Minnesota limited liability company with an address of 8 North Front Street NW, Eyota, MN 55934, referred to herein as “Lessor”, and Hadar Farms Partnership, a Minnesota partnership with an address of 49890 Highway 57 Blvd, Zumbrota, MN 55909 referred to herein as “Lessee,” Lessor rents to Lessee, and Lessee hires from Lessor the following described premises, herein referred to as “leased premises”:

Approximately 153 tillable acres of that real property legally described on Exhibit A attached hereto on the following terms and conditions:

1. RENT: Lessee agrees to pay to Lessor, in advance upon execution of this lease, as rent for the leased premises for the term hereof the sum of Forty-six Thousand Six Hundred Sixty-five and no/100 Dollars ($46,665).

2. TERM: The premises are leased for a term of six and one half months, beginning April 15, 2008 and ending on November 1, 2008.

3. RIGHT OF ENTRY: Lessor or Lessor’s agents shall have the right to enter the leased premises at reasonable times and from time to time in order to inspect the leased premises and to do all other lawful acts that are necessary to protect Lessor’s interest in the leased premises. Lessor also shall have the right to remove or destroy Lessee’s crop on any portion of the leased premises and to use such portion of the leased premises in the conduct of Lessor’s business operations. In the event Lessor exercises its right to remove or destroy any of Lessee’s crop, Lessor shall pay to Lessee $305 per acre of crop removed or destroyed plus Lessee’s “crop input costs” for such crops. For purposes of this agreement, the term “crop input costs” shall mean amounts paid by Lessee for seed, fertilizer, insecticide, and herbicide. Prior to payment, Lessee shall furnish to Lessor documents evidencing the “crop input costs” for which Lessee seeks payment.

4. USE OF PREMISES: The leased premises shall be used for the purposes of farming and agriculture, and said activities shall be conducted by the Lessee in accordance with good husbandry practices. This leased premises shall not be used for any other purpose without the prior written consent of the Lessor. Lessee shall comply with all laws, ordinances, rules and orders of appropriate governmental authorities effecting the cleanliness, occupancy, and preservation of the leased premises during the term of this Lease.

5. REPAIRS OF ALTERNATIONS: Lessee will not make or permit to be made any alterations, additions, improvements, or changes to the leased premises without in each case first obtaining the written consent of Lessor, which consent shall not unreasonably be withheld. A consent to a particular alteration, addition, improvement, or change shall not be deemed a consent to or a waiver of restrictions against alterations, additions, improvements, or changes for the future. All alterations, additions, changes and improvements built, constructed, or placed on the leased premises and moveable personal property, shall, unless otherwise provided by written agreement between Lessor or Lessee, be the property of Lessor and remain on the leased premises at the expiration or sooner termination of this lease.

Lessee shall keep the leased premises free and clear from any and all liens, claims and demands for work performed, materials furnished or operations conducted on the property at the instance or request of the Lessee.

6. INDEMNITY: The Lessee agrees to indemnify and hold the Lessor and the property of the Lessor free and harmless from any and all claims, liability, loss, damage, or expense resulting from the Lessee’s use and occupation of the leased premises, specifically including without limitation any claim, liability, loss, or damage arising by reason of injury to person or property.

7. ASSIGNMENT AND SUBLETTING: Lessee shall not assign this lease, or sublet or grant any concession or license to use the premises or any part thereof without the prior written consent of Lessor. A consent by Lessor to one assignment, subletting, concession or license shall not be deemed to be a consent to any subsequent assignment, subletting, concession, or license. An assignment, subletting, concession, or license without the prior written consent of Lessor, or an assignment of subletting by operation of law, shall be void and shall, at Lessor’s option, terminate this lease.

8. DEFAULT: If Lessee defaults in the payment of rent or any part thereof at the times hereinbefore specified, or if Lessee defaults in the performance of or compliance with any other term or condition hereof, the lease, at the option of the Lessor, shall terminate and be forfeited, and Lessor may re-enter the premises and retake possession and recover damages, including costs and attorneys’ fees. Lessee shall be given ten (10) days’ written notice of any default or breach, and termination and forfeiture of the lease shall not result if, within ten (10) days of receipt of such notice, Lessee has corrected the default of breach.

If suit is brought by Lessor for an eviction, for the recovery of any rent due under the provisions of this agreement, or for any obligation of Lessee arising under this agreement or by law, then Lessee hereby agrees to pay Lessor all the costs in connection therewith, including, but not limited to, reasonable attorneys’ fees, whether or not the action or actions proceed to judgment.

A waiver by Lessor of a breach of any covenant or duty of Lessee under this lease is not a waiver of a breach of any other covenant or duty of Lessee, or of any subsequent breach of the same covenant or duty.

9. SURRENDER OF PREMISES: At the expiration of the lease term, Lessee shall quit and surrender the premises in as good state and condition as they were at the commencement of this lease, reasonable use and wear thereof and damages by the elements excepted. In the event Lessee is unable, due to adverse weather conditions and through no fault of Lessee, to remove Lessee’s crops from the leased premises prior to expiration of the term hereof, Lessee shall have until November 15, 2008 to remove such crops. Any crops not removed by such time shall be deemed abandoned and shall be the property of Lessor.

10. ABANDONMENT: If any time during the term of this lease, Lessee abandons the leased premises or any part thereof, Lessor may, at Lessor’s option, enter the leased premises by any means without being liable for any prosecution therefore, and without becoming liable to Lessee for damages or for any payment of any kind whatsoever, and may, at Lessor’s discretion, as agent for Lessee, relet the leased premises, or any part thereof, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such reletting, and, at Lessor’s option hold Lessee liable for any difference between the rent that would have been payable under this lease during the balance of the unexpired term, if this lease had continued in force, and the net rent for such period realized by Lessor by means of such reletting. If Lessor’s right to re-entry is exercised following abandonment of the premises by Lessee, then Lessor may consider any personal property belonging to Lessee and left on the premises to also have been abandoned, in which case Lessor may dispose of all such personal property in any manner Lessor shall deem proper and is hereby relieved of all liability for doing so.

11. WRITTEN NOTICES: All written notices permitted or required to be given or served under this lease shall be deemed to have been duly given or served if given or served either by personal delivery, effective upon receipt, or by deposit in the United States mail, postage prepaid for mailing by certified mail, effective upon mailing. Such written notice shall be addressed to such party at the address set forth in the first paragraph of this lease. Any party may change such party’s address by giving written notice, stating such party’s new address, to any party to this lease as provided in the foregoing manner. Commencing on the tenth (10) day after the giving of such written notice, such newly designated address shall be such party’s address for purpose of all future written notices permitted or required to be given or served under this lease.

12. BINDING EFFECT: The covenants and conditions herein contained shall apply to and bind the heirs, legal representatives, and assigns of the parties hereto, and all covenants are to be construed as conditions of this lease.

13. TIME OF ESSENCE: Time is of the essence with respect to all provisions of this Lease.

14. HEADINGS: Headings in this Lease are for convenience only and shall not be used to interpret or construe its provisions.

In witness whereof, the parties have executed this agreement as of the date stated above.

MinnErgy, LLC, Lessor

By:	/s/ Ronald Scherbring

Its:	President & CEO of MinnErgy

Hadar Farms Partnership, Lessee

By:	/s/ David Fredrickson, Partner

Its:	Hadar Farms Partnership

Exhibit A

Description of Property

The Northwest Quarter of Section 15 except that part sold to Chatfield Railroad Company, and further expecting the following parcel:

That part of the NW1/4 of Sec. 15, T106N, R12W, Olmsted County, Minnesota, described as follows:
Commencing at the SW corner of said NW1/4; thence Easterly on a Minnesota State Plane Grid Azimuth from North of 90º00’26” along the South line of said NW1/4 1314.59 feet to the point of beginning; thence continue Easterly 90º00’26” azimuth along said South line 270.07 feet; thence Northerly 359º38’36” azimuth 785.85 feet; thence Easterly 86º44’39” azimuth 28.19 feet; thence Northerly 01º14’28” azimuth 113.34 feet; thence Easterly 81º58’23” azimuth 46.98 feet; thence Northerly 00º08’02” azimuth 449,92 feet; thence Westerly 269º40’29” azimuth 617.34 feet; thence Southerly 180º08’36” azimuth 753.06 feet; thence Easterly 90º16’49” azimuth 268.02 feet; thence Southerly 179º14’55” azimuth 599.37 feet to the point of beginning.
Together with a 20.00 foot wide access easement for ingress and egress over part of the NE1/4 NW1/4 of said Sec. 15, and part of the SE1/4 SW1/4 of Sec. 10, T106N, R12W, Olmsted County, Minnesota, which centerline is described as follows:
Commencing at the NW corner of the NW1/4; thence Easterly on a Minnesota State Plane Grid Azimuth from North of 89º54’08” along the North line of said NW1/4 1673.02 feet; thence Northerly 359º55’12” azimuth 268.88 feet to the Southerly right-of-way line of 19th Street SE and the point of beginning; thence Southerly 179º55’12” azimuth 268.88 feet to the North line of said NW1/4; thence Southerly 180º20’47” azimuth 1284.13 feet of the North property line of said tract and there terminating. Sidelines of said easement are to be lengthened or shortened to intersect with the Southerly right-of-way line of 19th Street SE and the North property line of said tract. (Described in Olmsted County real estate records as Parcel Number 62.15.24.073956).

And, all that part of the Southwest Quarter, Section 10, South of the Winona and St. Peter Railroad;

All in T106N, R12W, Olmsted County, Minnesota.

(Described in Olmsted County real estate records as Parcel Numbers 62.15.21.073955 and 62.10.33.032684).